Exhibit 99.1

Contact:	Susannah R. Robinson Director, Investor Relations (617) 342-6129
CABOT ANNOUNCES SECOND QUARTER OPERATING RESULTS
BOSTON, MA (May 3, 2006) — Cabot Corporation (CBT/NYSE) today announced net income of $12 million ($0.17 per diluted common share) for the second quarter of fiscal year 2006 ended March 31, 2006, compared with a net loss of $50 million (a loss of $0.84 per common share) for the year ago quarter. The second fiscal quarter 2006 results included $31 million pre-tax ($0.29 per diluted common share after tax) of charges from certain items, including a $27 million pre-tax charge ($0.25 per diluted common share after tax) resulting from the lump sum payment made to the Sons of Gwalia to terminate the previous tantalum supply and related agreements, in connection with the settlement of arbitration proceedings. This is compared with $94 million pre-tax ($1.46 per common share after tax) of charges for certain items in the second quarter of fiscal year 2005 resulting principally from the write-off of the goodwill associated with the Supermetals Business. Further details concerning certain items are included in Exhibit I of the press release.
     In commenting on the results, Kennett F. Burnes, Cabot’s Chairman and CEO, said, “Although our margins in rubber blacks and performance products improved from last quarter, high raw material and natural gas costs in the second quarter continued to put a great deal of pressure on margins and working capital. As anticipated, our financial results were negatively impacted during the quarter by lower prices in the Supermetals Business, due in part to the expiration of another portion of our long-term contracts in

December, by higher ore costs under our new tantalum supply agreement with Sons of Gwalia, and by the lump sum payment made to the Sons of Gwalia. Although this new agreement results in higher ore prices than we paid under our previous supply agreement, it affords us a reduced term, three years rather than five, and a substantial reduction in our annual volume commitment. We were pleased during the quarter with strong volume performance in all businesses. Rubber blacks and fumed metal oxides significantly increased volume and we began to see some volume stability in the performance products portion of the Carbon Black Business. We continued to experience volume growth in the non-contracted portions of our Supermetals Business and remain encouraged with our expansion into new businesses and geographic regions as inkjet colorants and the China region once again reported strong volume and profit growth.”
     The Carbon Black Business reported operating profits of $26 million compared with $41 million in the second quarter of fiscal 2005 and $21 million in the first quarter of fiscal 2006. When compared to the second quarter of fiscal 2005, rubber blacks experienced excellent volume growth in most regions of the world offset by lower unit margins due to higher feedstock costs. The product line made significant progress during the quarter on reducing its finished goods inventory levels. However, this negatively impacted earnings by $12 million compared to the first quarter of 2006 and by $7 million compared to the same period last year. Performance products had lower volumes as customers reacted to price increases implemented to respond to higher raw material costs. The product line experienced a decrease in unit margins driven by higher raw material costs and unfavorable foreign currency translation. Compared to the December quarter, rubber blacks and performance products both reported increases in margins despite continued

raw material cost pressures. The inkjet colorants product line had another strong quarter with volume increases of 48% year over year, driven primarily by growth in the OEM segment, leading to increased profitability during the period. Compared to the first quarter of fiscal 2006, the product line reported an 11% increase in volume with growth in both the OEM and aftermarket segments.
     The Metal Oxides Business reported operating profits of $5 million, equal to the second quarter of fiscal 2005 and above the $2 million posted in the first quarter of fiscal 2006. Compared to the second quarter of 2005, strong volume growth in our fumed metal oxides product line was offset by a less profitable product mix and higher energy costs. Sequentially, the product line reported an increase in operating profits as volume growth and strong plant utilization more than offset a less profitable product mix and higher hydrogen and natural gas costs. In addition, the hydrogen gas supply to the plant in Tuscola, Illinois returned to normal during the second quarter of fiscal 2006 following the disruption in the first quarter of 2006 at a supplier’s facility co-located at the plant.
     The Supermetals Business reported $12 million in operating profits compared to $16 million in the second quarter of fiscal year 2005 and $11 million in the first quarter of fiscal 2006. These results do not include the $27 million payment made to the Sons of Gwalia. The continued transition from long-term fixed price, fixed volume contracts to market based pricing adversely impacted the business both year over year and sequentially. Additionally, higher raw material costs, on a year over year basis, under the new agreement with the Sons of Gwalia negatively impacted the profitability of the business. Despite these factors, a combination of strong non-contracted volumes, cost reduction actions taken in this business, and the timing of revenues associated with consignment volumes under a long-term contract that expired in December allowed us to maintain relatively flat profitability sequentially.
     During the second quarter of fiscal year 2006, the Specialty Fluids Business reported operating profits of $4 million, equal to both the second quarter of fiscal 2005 and the first quarter of fiscal 2006. Compared to the second quarter of fiscal 2005, an increase in the volume of fluid sold during the quarter was partially offset by lower rental revenues. Sequentially, higher rental revenues were offset by fewer barrels of fluid sold.
     With respect to the future, Burnes said, “Looking forward, we are concerned that the impact of the recent increases in oil costs could negatively affect rubber blacks and performance products raw material costs and jeopardize the stabilization of margins we began to see at the end of the second quarter. We are pleased to have the Sons of Gwalia dispute behind us and have begun to focus our efforts on evaluating future raw material supply alternatives. The Supermetals Business is managing through the transition to market-based pricing arrangements, which will more fully impact us over the coming year, but we continue to believe that over the course of this fiscal year we will replace lost contract volumes with open market volumes. We remain confident in the performance of our emerging businesses and look forward to continued growth as we enter new markets in the coming quarters.”
For those interested in additional information regarding Cabot’s second quarter fiscal year 2006 results, please see the Supplemental Business Information available on the Company’s website in the Investor Relations section: http://investor.cabot-corp.com.

     Included above are forward-looking statements relating to management’s expectations regarding demand for Cabot’s products, future business performance and overall prospects; our ability to replace lost contract volumes with open market volumes in the Supermetals Business; growth in inkjet colorants and the Specialty Fluids Business; and carbon black feedstock and natural gas prices. The following are some of the factors that could cause Cabot’s actual results to differ materially from those expressed in the forward-looking statements: a continuing rise in feedstock costs and a higher than expected increase in natural gas prices; lower than expected demand for our products; Cabot’s ability to generate cost savings and implement restructuring initiatives; the Company’s ability to maintain and grow its position in the small office, home office printing market and to participate in the growth in emerging inkjet applications for black colorants and to develop and commercialize colored pigments (which may be disrupted or delayed by technical difficulties, market acceptance, competitors’ new products or difficulties in moving from the experimental stage to the manufacturing stage); the success of the Specialty Fluids Business in gaining wider acceptance by the energy industry of cesium formate as a drilling fluid and to penetrate new markets (including development of the required logistics to reach remote markets); and the timely completion and start-up of capacity expansion projects. Other factors and risks are discussed in the Company’s 2005 Annual Report on Form 10-K with the Securities and Exchange Commission.
     Cabot Corporation is a global specialty chemicals and materials company headquartered in Boston, MA. Cabot’s major products are carbon black, fumed silica, inkjet colorants, capacitor materials, and cesium formate drilling fluids.

Second Quarter Earnings Announcement, Fiscal 2006
CABOT CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS

Periods ended March 31	Three Months		Six Months
Dollars in millions, except per share amounts (unaudited)	2006	2005	2006	2005

Net sales and other operating revenues	$627	$527	$1,214	$1,022
Cost of sales	542	397	1,023	775

Gross profit	$85	$130	$191	$247

Selling and administrative expenses	59	56	117	110
Research and technical expenses	14	15	27	30
Goodwill asset impairment	—	90	—	90

Income (loss) from operations	$12	$(31)	$47	$17

Other income and expense
Interest and dividend income	1	1	3	3
Interest expense	(7)	(8)	(13)	(16)
Other income (expense)	6	3	2	5

Total other income and expense	—	(4)	(8)	(8)

Income (loss) from continuing operations before income taxes	12	(35)	39	9

Provision for income taxes	(1)	(13)	(5)	(22)
Equity in net income of affiliated companies, net of tax	4	2	7	4
Minority interest in net income, net of tax	(3)	(4)	(7)	(6)

Net income (loss) from continuing operations	12	(50)	34	(15)

Cumulative effect of accounting change, net of tax	—	—	2	—

Net income (loss)	12	(50)	36	(15)
Dividends on preferred stock, net of tax benefit	—	—	(1)	(1)

Net income (loss) available to common shares	$12	$(50)	$35	$(16)

Diluted earnings per share of common stock
Income (loss) from continuing operations	$0.17	$(0.84)	$0.48	$(0.26)
Cumulative effect of accounting change, net of tax	$—	$—	$0.04	$—

Net income (loss)	$0.17	$(0.84)	$0.52	$(0.26)

Weighted average common shares outstanding
Diluted(A)	69	60	69	60

(A)	The weighted average common shares outstanding for the three and six months ended March 31, 2005 excludes approximately 9 million shares as those shares would be antidilutive due to the Company’s net loss position.

Second Quarter Earnings Announcement, Fiscal 2006
CABOT CORPORATION SUMMARY RESULTS BY SEGMENTS

Periods ended March 31	Three Months		Six Months
Dollars in millions, except per share amounts (unaudited)	2006	2005	2006	2005

SALES
Carbon Black Business	$476	$369	$895	$714
Rubber blacks	346	235	644	460
Performance products	117	123	226	233
Inkjet colorants	12	9	23	18
Superior MicroPowders	1	2	2	3
Metal Oxides Business	62	58	119	118
Fumed metal oxides	62	58	119	118
Aerogels	—	—	—	—
Supermetals Business	67	86	160	163
Specialty Fluids	11	8	21	15

Segment sales (A)	616	521	1,195	1,010
Unallocated and other (B)	11	6	19	12

Net sales and other operating revenues	$627	$527	$1,214	$1,022

SEGMENT PROFIT
Carbon Black Business	$26	$41	$47	$71
Metal Oxides Business	5	5	7	11
Supermetals Business	12	16	23	32
Specialty Fluids	4	4	8	6

Total Segment Profit (C)	47	66	85	120

Interest expense	(7)	(8)	(13)	(16)
General unallocated income (expense) (D)	(24)	(91)	(26)	(91)
Less: Equity in net income of affiliated companies, net of tax	(4)	(2)	(7)	(4)

Income (loss) from continuing operations before income taxes	12	(35)	39	9
Provision for income taxes	(1)	(13)	(5)	(22)
Equity in net income of affiliated companies, net of tax	4	2	7	4
Minority interest in net income, net of tax	(3)	(4)	(7)	(6)

Income (loss) from continuing operations	12	(50)	34	(15)
Cumulative effect of accounting change, net of taxes (E)	—	—	2	—

Net income (loss)	12	(50)	36	(15)
Dividends on preferred stock, net of tax benefit	—	—	(1)	(1)

Net income (loss) available to common shares	$12	$(50)	$35	$(16)

Diluted earnings per share of common stock
Income (loss) from continuing operations	$0.17	$(0.84)	$0.48	$(0.26)
Cumulative effect of accounting change, net of tax (E)	$—	$—	$0.04	$—

Net income (loss)	$0.17	$(0.84)	$0.52	$(0.26)

Weighted average common shares outstanding
Diluted (F)	69	60	69	60

(A)	Segment sales for certain operating segments within the Carbon Black Business include 100% of sales of one equity affiliate and transfers of materials at cost and at market-based prices.

(B)	Unallocated and other reflects an elimination for sales of one equity affiliate offset by royalties paid by equity affiliates and external shipping and handling fees.

(C)	Segment profit is a measure used by Cabot’s operating decision-makers to measure consolidated operating results and assess segment performance. Segment profit includes equity in net income of afflilated companies, royalties paid by equity affiliates, minority interest and allocated corporate costs.

(D)	General unallocated income (expense) includes foreign currency transaction gains (losses), interest income, dividend income, and the certain items listed in Exhibit I, including charges in the Supermetals Business of $90 million of goodwill impairment in the second quarter of 2005 and the $27 million Gwalia settlement payment in the second quarter of 2006.

(E)	Amounts related to the cumulative benefit resulting from the adoption of FAS 123(R) in the first quarter of 2006, net of tax.

(F)	The weighted average common shares outstanding for the three and six months ended March 31, 2005 excludes approximately 9 million shares as those shares would be antidilutive due to the Company’s net loss position.

Second Quarter Earnings Announcement, Fiscal 2006
CABOT CORPORATION CONDENSED CONSOLIDATED FINANCIAL POSITION

	March 31,	September 30,
	2006	2005
In millions (unaudited)

Current assets	$1,242	$1,246
Net property, plant and equipment	925	834
Other non-current assets	289	294

Total assets	$2,456	$2,374

Current liabilities	$510	$433
Non-current liabilities	808	842
Stockholders’ equity	1,138	1,099

Total liabilities and stockholders’ equity	$2,456	$2,374

Working capital	$732	$813

CABOT CORPORATION

	Fiscal 2005					Fiscal 2006
In millions,
except per share amounts (unaudited)	Dec. Q.	Mar. Q.	June Q.	Sept. Q.	FY	Dec. Q.	Mar. Q.	June Q.	Sept. Q.	FY

Sales
Carbon Black Business	$345	$369	$387	$389	$1,490	$419	$476			$895
Rubber blacks	225	235	252	264	976	298	346			644
Performance products	110	123	123	113	469	109	117			226
Inkjet colorants	9	9	10	11	39	11	12			23
Superior MicroPowders	1	2	2	1	6	1	1			2
Metal Oxides Business	60	58	57	56	231	57	62			119
Fumed metal oxides	60	58	57	56	231	57	62			119
Aerogels	—	—	—	—	—	—	—			—
Supermetals Business	77	86	93	90	346	93	67			160
Specialty Fluids Business	7	8	11	14	40	10	11			21

Segment Sales (A)	489	521	548	549	2,107	579	616			1,195
Unallocated and other (B)	6	6	(3)	9	18	8	11			19

Net sales and other operating revenues	$495	$527	$545	$558	$2,125	$587	$627			$1,214

Segment Profit (Loss)
Carbon Black Business	$30	$41	$26	$(4)	$94	$21	$26			$47
Metal Oxides Business	6	5	4	1	16	2	5			7
Supermetals Business	16	16	13	7	52	11	12			23
Specialty Fluids	2	4	5	7	17	4	4			8

Total segment profit (C)	54	66	48	11	179	38	47			85

Net income (Loss) Available to Common Shares
Interest expense	(8)	(8)	(8)	(5)	(29)	(6)	(7)			(13)
General unallocated income (expense) (D)	1	(91)	(2)	(139)	(231)	(2)	(24)			(26)
Less: Equity in net income of affiliated companies, net of tax	(2)	(2)	(2)	(6)	(12)	(3)	(4)			(7)

Income (Loss) from Continuing Operations before income taxes	45	(35)	36	(139)	(93)	27	12			39
(Provision) benefit for income taxes	(9)	(13)	(9)	76	45	(4)	(1)			(5)
Equity in net income of affiliated companies, net of tax	2	2	2	6	12	3	4			7
Minority interest in net income, net of tax	(3)	(4)	(3)	(2)	(12)	(4)	(3)			(7)

Income (Loss) from Continuing Operations	35	(50)	26	(59)	(48)	22	12			34
Cumulative effect of accounting change, net of taxes (E)	—	—	—	—	—	2	—			2

Net income (loss)	35	(50)	26	(59)	(48)	24	12			36
Dividends on preferred stock, net of tax benefit	(1)	—	(1)	(1)	(3)	(1)	—			(1)

Net income (loss) available to common shares	$34	$(50)	$25	$(60)	$(51)	$23	$12			$35

Income (Loss) per common share
Income (loss) from Continuing Operations	$0.51	$(0.84)	$0.39	$(1.02)	$(0.84)	$0.31	$0.17			$0.48
Cumulative Effects of Accounting Change, net of tax (E)	—	—	—	—	—	0.04	—			0.04

Net income (loss)	$0.51	$(0.84)	$0.39	$(1.02)	$(0.84)	$0.35	$0.17			$0.52

Weighted average common shares outstanding
Diluted(F)	69	60	69	59	60	68	69			69

(A)	Segment sales for certain operating segments within the Carbon Black Business include 100% of sales of one equity affiliate and transfers of materials at cost and at market-based prices.

(B)	Unallocated and other reflects an elimination for sales for one equity affiliate offset by royalties paid by equity affiliates, external shipping and handling fees.

(C)	Segment profit is a measure used by Cabot’s operating decision-makers to measure consolidated operating results and assess segment performance. Segment profit includes equity in net income of affiliated companies and excludes royalties paid by equity affiliates, minority interest and allocated corporate costs.

(D)	General unallocated income (expense) includes foreign currency transaction gains (losses), interest income, dividend income and certain items listed in Exhibit I. These amounts also include the following charges in the Supermetals Business: $90 million of goodwill impairment charges recorded in the second quarter of 2005, $121 million of long-lived asset impairment charges recorded in the fourth quarter of fiscal 2005 and the $27 million settlement payment in the second quarter of 2006.

(E)	Amounts relate to the cumulative benefit resulting from the adoption of FAS 123(R) in the first quarter of 2006, net of tax.

(F)	The weighted average common shares outstanding for the quarter ending March 31, 2005 and the quarter and year ending September 30, 2005 reflects the exclusion of those shares that would be antidilutive due to the Company’s net loss position in these periods. The shares excluded totalled approximately 9 million shares for the quarter ending March 31, 2005 and approximately 9 million and 8 million shares, respectively, for the quarter and year ending September 30, 2005.

Second Quarter Earnings Announcement, Fiscal 2006
CABOT CORPORATION CERTAIN ITEMS — Exhibit I

Periods ended March 31	Three Months				Six Months
Dollars in millions, except per share amounts (unaudited)	2006	2006	2005	2005	2006	2006	2005	2005
	$	per share(A)	$	per share(A)	$	per share(A)	$	per share(A)

Certain items before income taxes
Restructuring initiatives	$(2)	$(0.02)	$(4)	$(0.04)	$(3)	$(0.03)	$(8)	$(0.08)
Cost reduction initiatives	(2)	(0.02)	—	—	(3)	(0.03)	—	—
Gwalia settlement payment	(27)	(0.25)	—	—	(27)	(0.25)	—	—
Goodwill asset impairment	—	—	(90)	(1.30)	—	—	(90)	(1.30)
Impact of change in shares for net loss (B)	—	—	—	(0.12)	—	—	—	(0.05)

Total certain items	(31)	(0.29)	(94)	(1.46)	(33)	(0.31)	(98)	(1.43)

Cumulative effect of accounting change (C)	—	—	—	—	4	0.04	—	—

Total certain items and cumulative effect of accounting change	(31)	(0.29)	(94)	(1.46)	(29)	(0.27)	(98)	(1.43)

Tax impact of certain items and cumulative effect of accounting change (D)	11	—	1	—	10	—	5	0.04

Total certain items and cumulative effect of accounting change, after tax	$(20)	$(0.29)	$(93)	$(1.46)	$(19)	$(0.27)	$(93)	$(1.39)

Periods ended March 31	Three Months		Six Months
Dollars in millions (unaudited)	2006	2005	2006	2005

Statement of Operations Line Item
Net sales and other operating revenues	$1	$—	$1	$—
Cost of sales	(30)	(3)	(30)	(7)
Selling and administrative expenses	(2)	(1)	(4)	(1)
Goodwill asset impairment	—	(90)	—	(90)

Total certain items	$(31)	$(94)	$(33)	$(98)

(A)	Per share amounts are calculated after tax.

(B)	Due to the Company’s net loss for the quarter and year to date periods ending March 31, 2005, common shares totaling 9 million were required to be excluded from the calculation of diluted earnings per share, as including them would have had an antidilutive effect. However, in order to consistently present the per share impact of the certain items on the Company’s results from period to period, the certain items were calculated using the Company’s fully diluted weighted average common shares outstanding of 69 million. The impact of this change in the weighted average common shares outstanding on both continuing operations and certain items for the three and six month periods ending March 31, 2005 are reflected in this line.

(C)	Cumulative benefit resulting from adoption of FAS 123(R) in the first quarter of 2006, net of tax.

(D)	Represents tax impact of certain items and cumulative effect of accounting change.